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                                                                   EXHIBIT 10.24

                                                                  Execution Copy

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                      MISSION BROADCASTING OF JOPLIN, INC.

                                     "BUYER"

                                       AND

                        GOCOM BROADCASTING OF JOPLIN, LLC

                                       AND

                        GOCOM OF JOPLIN LICENSE SUB, LLC

                                    "SELLERS"

                          Dated as of December 31, 2001

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................1
      1.1   Definitions......................................................1
      1.2   Singular/Plural; Gender..........................................9

ARTICLE II PURCHASE AND SALE................................................10
      2.1   Purchase and Sale...............................................10
      2.2   Payment of Purchase Price.......................................10
      2.3   Closing Date Deliveries.........................................10
      2.4   Proration; Adjustments to Purchase Price........................10
      2.5   Taxes...........................................................13
      2.6   [Intentionally Omitted].........................................13
      2.7   Allocation of Purchase Price....................................13
      2.8   Access..........................................................13
      2.9   Accounts Receivable.............................................14

ARTICLE III GOVERNMENTAL APPROVALS AND CONTROL OF STATION...................15
      3.1   FCC Consent.....................................................15
      3.2   Control Prior to Closing........................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS........................15
      4.1   Organization....................................................15
      4.2   Authorization; Enforceability...................................16
      4.3   Absence of Conflicting Agreements...............................16
      4.4   Purchased Assets................................................17
      4.5   Title to Purchased Assets; Liens and Encumbrances...............17
      4.6   Equipment.......................................................17
      4.7   The Contracts...................................................17
      4.8   Intangible Property.............................................18
      4.9   Real Property...................................................18
      4.10  The Leases......................................................19
      4.11  Financial Statements and Interim Financial Statements...........20
      4.12  No Changes......................................................20
      4.13  No Litigation; Labor Disputes; Compliance with Laws.............21
      4.14  Taxes...........................................................22
      4.15  Governmental Authorizations.....................................22
      4.16  Compliance with FCC Requirements................................23
      4.17  Insurance.......................................................23
      4.18  Brokers.........................................................23
      4.19  Employees.......................................................23
      4.20  Financial Benefit Plans.........................................23
      4.21  Environmental Compliance........................................24
      4.22  Affiliation Agreement...........................................25


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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER...........................25
      5.1   Organization....................................................25
      5.2   Authorization; Enforceability...................................25
      5.3   Absence of Conflicting Laws and Agreements......................26
      5.4   Brokers.........................................................26
      5.5   FCC Qualification...............................................26
      5.6   Financing.......................................................26
      5.7   Due Diligence...................................................26
      5.8   Absence of Litigation...........................................27

ARTICLE VI CERTAIN MATTERS PENDING THE CLOSING..............................27
      6.1   Notice of Adverse Changes.......................................27
      6.2   Operations Pending Closing......................................27
      6.3   Reports.........................................................28
      6.4   Consents........................................................28
      6.5   Cooperation; Reasonable Efforts; Release........................28
      6.6   Tax Returns and Payments........................................29
      6.7   Release of Liens................................................29
      6.8   Public Announcement.............................................29
      6.9   Exclusivity.....................................................30
      6.10  Real Estate Matters.............................................30
      6.11  Access and Information..........................................30

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER................31
      7.1   Compliance with Agreement.......................................31
      7.2   Representations and Warranties..................................31
      7.3   Deliveries at Closing...........................................32
      7.4   Other Documents.................................................32
      7.5   [Intentionally deleted.]........................................32
      7.6   Absence of Investigations and Proceedings.......................32
      7.7   FCC Consent.....................................................32
      7.8   Licenses........................................................32
      7.9   Release of Liens................................................32

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.............33
      8.1   Compliance with Agreement.......................................33
      8.2   Representations and Warranties..................................33
      8.3   Deliveries at Closing...........................................33
      8.4   Other Documents.................................................33
      8.5   Absence of Investigations and Proceedings.......................33
      8.6   Governmental Consents...........................................33
      8.7   Required Consent and Release....................................33

ARTICLE IX INDEMNIFICATION..................................................34
      9.1   Survival of Representations and Warranties......................34


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      9.2   Survival of Covenants and Agreements............................34
      9.3   Indemnification by Sellers......................................34
      9.4   Indemnification by Buyer........................................35
      9.5   Remedies........................................................36
      9.6   Certain Limitations of Liability................................37
      9.7   Survival........................................................37
      9.8   Determination of Loss and Amount................................37

ARTICLE X FURTHER AGREEMENTS................................................38
      10.1  Event of Loss...................................................38
      10.2  Station Employees...............................................38
      10.3  Non-Competition.................................................39

ARTICLE XI TERMINATION; MISCELLANEOUS.......................................39
      11.1  Termination.....................................................39
      11.2  Rights on Termination; Waiver...................................40
      11.3  Further Assurances..............................................41
      11.4  Survival........................................................41
      11.5  Entire Agreement; Amendment; Waivers............................41
      11.6  Expenses........................................................42
      11.7  Benefit; Assignment.............................................42
      11.8  Confidentiality.................................................42
      11.9  Notices.........................................................43
      11.10 Counterparts; Headings..........................................44
      11.11 Income Tax Position.............................................44
      11.12 Severability....................................................44
      11.13 No Reliance.....................................................44
      11.14 Judicial Interpretation.........................................45
      11.15 Saturdays, Sundays and Legal Holidays...........................45
      11.16 Governing Law...................................................45

                                    EXHIBITS

Assumption Agreement.................................................Exhibit A
Bill of Sale and Assignment..........................................Exhibit B
Buyer's Closing Certificate..........................................Exhibit C
Buyer's Performance Certificate......................................Exhibit D
Assignment and Assumption of Contracts...............................Exhibit E
Assignment and Assumption of Leases..................................Exhibit F
Sellers' Closing Certificate.........................................Exhibit G
Sellers' Performance Certificate.....................................Exhibit H
Assignment and Assumption of Registered Trademarks...................Exhibit I


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                                    SCHEDULES

1.1         Assumed Liabilities
1.2         Contracts
1.2A        Available Program Runs
1.3         Copyrights
1.4         Equipment
1.5         Leases
1.6         Licenses
1.7         Motor Vehicles
1.8         Permitted Liens
1.9         Real Property
1.10        Retained Assets
1.11        Trademarks
4.3         Conflicting Agreements of Sellers
4.5         Title Exceptions/Locations - Personal Property
4.7         Contract Exceptions
4.8         Intangible Property Exceptions
4.9         Real Property Exceptions
4.10        Lease Exceptions
4.11(a)     Financial Statements
4.11(b)     Interim Financial Statements
4.12        Changes
4.13        Litigation
4.14        Tax Exceptions
4.15        FCC License Exceptions
4.16        FCC Equipment Exceptions
4.17        Insurance
4.19        Employees
4.20        Financial Benefit Plans
4.21        Environment
5.3         Conflicts of Buyer
7.6         Investigations and Proceedings
8.7         Required Consents and Releases


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                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT is made this 31st day of December, 2001, by and between GOCOM Broadcasting of Joplin, LLC, a Delaware limited liability company ("Non-License Seller"), GOCOM of Joplin License Sub, LLC, a Delaware limited liability company ("License Seller") (each a "Seller" and collectively, "Sellers"), and Mission Broadcasting of Joplin, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S:

      A. The License Seller owns those licenses, permits and authorizations issued by the FCC, together with certain related assets (collectively, the "FCC License Assets") relating to commercial television broadcast Station KODE-TV, in Joplin, Missouri (the "Station")

      B. Non-License Seller owns the assets of the Station, other than the FCC License Assets.

      C. Sellers are willing to sell to Buyer and Buyer is willing to purchase from Sellers, substantially all of the assets, business, properties and rights of Sellers related to the conduct of the Station on the terms and subject to the conditions set forth herein.

      D. Sellers and Buyer are entering into a Time Brokerage Agreement ("TBA Agreement") simultaneously with the execution and delivery of this Agreement pursuant to which Buyer will provide programming to the Station and sell advertising time related to such programming, and Seller will air such programming and advertising, subject to the terms of the TBA Agreement.

      NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. Except as specified otherwise, when used in this Agreement, the following terms shall have the meanings specified:

      "ABC" shall mean American Broadcasting Companies, Inc.

      "Accounts Payable" shall mean all accounts payable of Sellers (other than Tradeout Payables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4; provided that in no event shall "Accounts Payable" include the accrued vacation of employees;

      "Accounts Receivable" shall mean all accounts receivable of Sellers (other than Tradeout Receivables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

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      "Adjustment Amount" shall have the meaning set forth in Section 2.4(d);

      "Adjustment List" shall have the meaning set forth in Section 2.4(d);

      "Adjustment Time" shall have the meaning set forth in Section 2.4(a);

      "Affiliate" of a Person shall mean any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person;

      "Affiliation Agreement" shall mean the network affiliation agreement by and between ABC and Eastern Broadcasting Corporation, predecessor-in-interest of Sellers, dated as of November 22, 1995, as amended and supplemented.

      "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;

      "Assumed Contract" shall mean any Contract described in clause (b) of the definition of the term "Assumed Liabilities";

      "Assumed Liabilities" shall mean (a) the liabilities of Sellers, if any, listed on Schedule 1.1; (b) the obligations of Sellers under (i) the Contracts listed on Schedule 1.2, (ii) Contracts not required pursuant to Section 4.7 to be listed on Schedule 1.2 (other than Contracts described in clauses (iii) or (iv) of Section 4.7(a)), (iii) Contracts entered into after the date hereof and prior to the Closing Date in accordance with this Agreement, and (iv) the Leases, in each case arising from and accruing with respect to the operation of the Station after the Closing Date, and in each case except those Contracts and Leases, if any, included in the Retained Assets; (c) the liabilities, obligations and claims resulting from the operation of the Station following (i) the Adjustment Time and prior to the Closing Date to the extent such liabilities, obligations and claims have actually been taken into account in adjusting the Purchase Price pursuant to Section 2.4, and (ii) the effective time of the Closing; (d) liabilities under Permitted Liens and (e) Buyer's obligations and liabilities under Section 10.2; provided that, without affecting Sellers' rights under the TBA Agreement, Assumed Liabilities shall not include
(A) liabilities of Sellers arising out of any facts, circumstances or actions that constitute a misrepresentation or breach of any warranty or covenant by Sellers made in this Agreement or the TBA Agreement, (B) the Sellers' obligations under this Agreement or the TBA Agreement, (C) liabilities arising out of the termination of employees of the Station prior to the Adjustment Time,
(D) any indebtedness for borrowed money of the Sellers, (E) any income taxes incurred by the Sellers during the period of operations under the TBA Agreement,
(F) any liabilities of Sellers resulting from, or arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit relating to any Assumed Contract for the period prior to the Adjustment Time, (G) the liabilities of Sellers for the accrued vacation of their employees, and (H) any liabilities and obligations under the Master Site Lease Agreement that is part of the SpectraSite Agreements which relate to the period prior to the Closing or relate to any property not included in the Purchased Assets or arise under Section 2.7 thereof (unless, with respect to such Section 2.7, Buyer's lenders consent to such assumption);


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      "Assumption Agreement" shall mean an instrument in the form of Exhibit "A"
attached hereto by which the Assumed Liabilities shall be assumed by Buyer;

      "Benefit Arrangements" shall mean a benefit program or practice of Sellers providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan;

      "Bill of Sale and Assignment" shall mean an instrument in the form of Exhibit "B" attached hereto, by which Sellers shall convey to Buyer title to the Customer Lists, the Equipment, the Intangible Property, the Licenses, the Miscellaneous Assets, the Motor Vehicles, the Records and the Trade Secrets;

      "Buyer's Closing Certificate" shall mean the certificate of Buyer in the form of Exhibit "C" attached hereto;

      "Buyer's Opinion of Counsel" shall mean the opinion of counsel of Buyer in a form reasonably acceptable to Buyer and Sellers;

      "Buyer's Performance Certificate" shall mean the certificate of Buyer in the form of Exhibit "D" attached hereto;

      "Cable Act" shall mean the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460 (1992), as amended;

      "Cash" shall mean all moneys of Sellers, whether in the form of cash, cash equivalents, marketable securities, short-term investments or deposits in bank or other financial institution accounts of any kind;

      "Closing" shall mean the conference to be held at 10:00 a.m., New York, New York time on the Closing Date at such place as the parties may mutually agree to in writing, at which time the transactions contemplated by this Agreement shall be consummated;

      "Closing Date" shall mean (a) September 30, 2002 or such later date on which a Final Order is issued, unless extended as provided in Section 7.1, or
(b) such other date as Buyer and Sellers may agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., Joplin, Missouri time, on the Closing Date;

      "Code" shall mean the Internal Revenue Code of 1986, as amended;

      "Collections" shall have the meaning set forth in Section 2.9;

      "Collection Period" shall have the meaning set forth in Section 2.9;

      "Communications Act" means the Communications Act of 1934, as amended, together with the rules, regulations and policies of the FCC;

      "Contract Assignment" shall mean the Assignment and Assumption of Contracts, in the form of Exhibit "E" attached hereto, by which Sellers shall assign the Assumed Contracts to Buyer and Buyer shall assume the Assumed Liabilities arising under such Contracts;

      "Contracts" shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which the business of the Station is conducted by Sellers, whether written, oral or implied, including all contractual obligations incurred by Sellers for the Program Rights, including without limitation those agreements listed on Schedule 1.2;

      "Copyrights" shall mean all rights of Sellers to copyrights and copyright applications related to the Station, including without limitation those items described on Schedule 1.3;

      "Customer Lists" shall mean all lists, documents, written information and computer tapes and programs and other computer readable media used by or in Sellers' possession concerning past, present and potential purchasers of advertising or services from the Station;

      "Eligible Employees" shall have the meaning set forth in Section 10.2;

      "Environmental Laws" shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or hazardous or toxic substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Occupational Safety and Health Act of 1970, each as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration and regulations of any state department of natural resources or state environmental protection agency, now in effect;

      "Equipment" shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by Sellers which are used or useable in the operation of the Station, including without limitation to those items listed on
Schedule 1.4;

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      "Event of Loss" shall mean any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets or the Station;

      "FCC" means the Federal Communications Commission;

      "FCC Consent" shall mean action by the FCC granting its consent to the assignment of the Licenses from Sellers to Buyer;

      "Final Order" shall mean an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired;

      "Financial Statements" shall mean the financial statements of Sellers described in Section 4.11(a);

      "Financing Lease" shall mean any Lease that is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

      "Hazardous Materials" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCB's) asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

      "Indemnity Deductible" shall have the meaning set forth in Section 9.6(c);

      "Intangible Property" shall mean: (a) the Copyrights; (b) the Trademarks;
(c) the Trade Secrets; (d) all of the rights of the Sellers in and to the call letters "KODE-TV" or "KODE"; and (e) all rights of Sellers in and to all slogans, phrases or logos of the Station; and (f) all goodwill associated therewith and with the other Purchased Assets;

      "Interim Financial Statements" shall mean the financial statements of Sellers described in Section 4.11(b);

      "Internet Web Sites" means all internet domain names of the Station, and all rights that the Station or Sellers has in the HTML content relating to the Station located and publicly accessible from those domain names, and the "visitor" email data base for those sites;

      "Knowledge of Sellers" or "to the Sellers' Knowledge" shall mean, collectively, the actual knowledge without independent investigation of (i) Ric Gorman, (ii) the Station's general manager, and (iii) the Station's business manager ("Knowledge of Sellers" or "to the Sellers' Knowledge" shall in no event involve any constructive knowledge of such individuals);

      "Lease Assignment" shall mean the Assignment and Assumption of Leases in the form of Exhibit "F" attached hereto, by which Sellers shall assign to Buyer the Leases or in the case of Leases of Real Property, in such other form as is reasonably acceptable to the Title Company;

      "Leases" shall mean those leases of Real Property and Equipment related to the Station as listed on Schedule 1.5;

      "Licenses" shall mean all licenses, permits and authorizations issued by the FCC to Sellers for the operation of the Station and all auxiliary facilities licensed by the FCC for operation in connection with the Station, as listed on
Schedule 1.6;

      "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets or the Station, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets or the Station under the Uniform Commercial Code of the State of Missouri or comparable law of any jurisdiction;

      "Material Adverse Effect" shall mean a material adverse effect on (i) the present or future business, operations, financial condition or results of operations of the Station, in each case taken as a whole, exclusive of (a) general changes to the national economy or the economy of the Station's Designated Market Area, (b) conditions affecting the national television broadcast industry generally or the television broadcast industry in the Station's Designated Market Area generally, and (c) the effects of the taking of any action expressly required by or contemplated under this Agreement or the TBA Agreement, or (ii) the ability of Sellers, taken as a whole, to perform their material obligations under this Agreement or the TBA Agreement;

      "Miscellaneous Assets" shall mean all tangible and intangible assets owned by, leased by or licensed to Sellers and used or useable in the operation of the Station and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Retained Assets;

      "Motor Vehicles" shall mean all motor vehicles owned by Sellers related to the operation of the Station including without limitation those listed on
Schedule 1.7;

      "Motor Vehicle Title Certificates" shall mean the official evidences of title to the Motor Vehicles;

      "Parent" shall have the meaning set forth in Section 6.5;

      "Permitted Liens" shall mean (i) Liens imposed by any governmental authority for Taxes not yet due and/or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Sellers in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other non-consensual Liens arising in the ordinary course of business and securing amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Sellers in accordance with GAAP; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, and encroachments (whether or not in the ordinary course of business), which do not secure any monetary amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon; and (vi) all of the exceptions reflected in Schedule 1.8 or the title insurance policies attached thereto, provided the Liens on the Purchased Assets granted to FINOVA Capital Corporation, as agent (collectively, the "Debtholders") are to be released at Closing. Schedule 1.8 also sets forth a list of the Liens described in clauses
(i) and (ii) above as Liens which are being contested in good faith;

      "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company or other entity;

      "Plan" shall mean any plan, program or arrangement, whether or not written, that is or was (a) an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Sellers; (ii) to which Sellers contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Sellers and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Sellers to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; or (d) an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA;

      "Pre-TBA Receivables" shall have the meaning set forth in Section 2.9;

      "Program Contracts" shall have the meaning set forth in Section 2.4(b);

      "Program Payments" shall have the meaning set forth in Section 2.4(b);

      "Program Rights" shall mean all rights of Sellers presently existing or obtained prior to the Closing, in accordance with this Agreement, to broadcast television programs or shows as part of the Station's programming and for which Sellers are or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements;

      "Purchased Assets" shall mean all rights of Sellers in, to and under all assets used or useable in the operation of the Station, including but not limited to (a) the Contracts; (b) the Customer Lists; (c) the Equipment; (d) the Intangible Property; (e) the Leases; (f) the Licenses; (g) the Miscellaneous Assets; (h) the Motor Vehicles; (i) the Real Property; (j) the Records; (k) the Trade Secrets; and (l) Internet Web Sites; in each case, other than the Retained Assets;

      "Purchase Price" shall mean the sum of Fourteen Million Dollars ($14,000,000.00), as adjusted pursuant to Section 2.4;

      "Real Property" shall mean the real property owned in fee simple or leasehold by Sellers more particularly described on Schedule 1.9, and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, strips and gores privileges and appurtenances pertaining thereto, including any right, title and interest of Sellers in and to any street adjoining any portion of the Real Property;

      "Records" shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Sellers relating to the Station other than those that are Retained Assets; provided, however, that Records shall not mean or include the certificates of formation, limited liability company agreements, bylaws, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, and other documents and records relating to the organization, maintenance and existence of Sellers as limited liability companies;

      "Retained Assets" shall mean (a) Cash; (b) Pre-TBA Receivables (subject to Buyer's right to collect and use the proceeds of same as provided in Section 2.9 hereof); (c) any and all claims of Sellers with respect to transactions prior to the Closing Date including, without limitation, claims for tax refunds and refunds of fees paid to the FCC, except to the extent any such item was taken into account in adjusting the Purchase Price pursuant to Section 2.4 or relates to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Sellers; (e) all rights and obligations under any agreements listed on Schedule 1.10; (f) those other assets, if any, described on Schedule 1.10; (g) all assets related to Seller's Station Employee Benefit Plans; (h) the records and other documents described in the proviso to the definition of Records above; and (i) any of the rights of Sellers under this Agreement, the TBA Agreement and under any agreement or documents executed or to be executed in connection herewith or therewith or any side agreement between Sellers and Buyer entered into on or after the date of this Agreement;

      "Retained Liabilities" shall mean all the obligations and liabilities of Sellers whether now existing or previously or hereafter incurred other than the Assumed Liabilities;

      "Schedules" shall mean those schedules referenced to in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which schedules and volume are hereby incorporated herein and made a part hereof;

      "Sellers' Closing Certificate" shall mean the certificate of Sellers in the form of Exhibit "G" attached hereto;

      "Sellers' Opinion of Counsel" means the legal opinion of counsel to Sellers addressed to Buyer in a form reasonably acceptable to Buyer and Sellers;

      "Sellers' Performance Certificate" shall mean the certificate of Sellers in the form of Exhibit "H" attached hereto;

      "SpectraSite Agreements" shall mean the lease, site and other agreements by and between SpectraSite Broadcast Towers, Inc. ("SpectraSite") and Non-License Seller and among

SpectraSite, Non-License Seller, GOCOM Holdings, LLC and its subsidiaries, in each case pertaining to KODE listed in Schedule 1.2 or Schedule 1.5;

      "Station" shall have the meaning set forth in the Recitals;

      "Station Employee Benefit Plans" shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of the Sellers participates;

      "TBA Agreement" shall have the meaning set forth in the recitals;

      "Title Commitment" shall have the meaning set forth in Section 6.2;

      "Title Company" shall mean First American Title Insurance Company, or such other title insurance company reasonably acceptable to Sellers;

      "Title Policy" shall have the meaning set forth in Section 6.2;

      "Trade Secrets" shall mean all proprietary or confidential information of Sellers relating to the Station;

      "Trademarks" shall mean all of those names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Sellers relating to the Station including without limitation those set forth on Schedule 1.11;

      "Trademark Assignment" shall mean an instrument, in the form of Exhibit "I" attached hereto, by which Sellers shall convey to Buyer the Trademarks;

      "Tradeout Agreement" shall mean any Contract pursuant to which Sellers have sold or traded commercial air time of the Station in consideration for any property or services in lieu of or in addition to Cash, excluding film and program barter agreements;

      "Tradeout Payables" means all obligations of Sellers arising under any Tradeout Agreement, whenever made;

      "Tradeout Receivables" means all current assets of Sellers that are goods or services receivable by any Seller arising under any Tradeout Agreement, whenever made;

      "Warranty Deed" shall mean a special or limited warranty deed in a form acceptable to the Title Company pursuant to which Sellers shall convey to Buyer at the Closing the Real Property owned by Sellers, subject only to Permitted Liens.

      1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase the Purchased Assets, including all of Sellers' legal and equitable interests therein. Notwithstanding any provision of this Agreement to the contrary, Sellers shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

      2.2 Payment of Purchase Price.

            (a) On the date of this Agreement, Buyer shall pay to Sellers, by wire transfer in immediately available funds, the sum of Six Million Dollars ($6,000,000.00);

            (b) At Closing, Buyer shall pay to Sellers, by wire transfer in immediately available funds, an amount equal to the Purchase Price (as adjusted pursuant to Section 2.4 below), less the amount paid pursuant to Section 2.2(a); and

            (c) At Closing, Buyer shall assume the Assumed Liabilities pursuant to the Assumption Agreement.

      2.3 Closing Date Deliveries. At the Closing on the Closing Date:

            (a) Sellers shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment;
(iv) the Lease Assignment; (v) the Motor Vehicle Title Certificates; (vi) Sellers' Closing Certificate; (vii) Sellers' Opinion of Counsel; (viii) Sellers' Performance Certificate; (ix) the Trademark Assignment; (x) the Warranty Deed;
(xi) a certificate of existence or good standing with respect to each Seller from the Secretary of State of Delaware and with respect to Non-License Seller from the Secretary of State of Missouri; and (xii) such other documents as provided in Article VII hereof or as Buyer shall reasonably request; and

            (b) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered to Sellers, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer's Closing Certificate; (iv) Buyer's Opinion of Counsel;
(v) Buyer's Performance Certificate; (vi) the Contract Assignment; (vii) the Lease Assignment; (viii) the Trademark Assignment; (ix) a certificate of existence or good standing with respect to Buyer from the Secretaries of State of Delaware and Missouri; and (x) such other documents as provided in Article VIII hereof or as Sellers shall reasonably request.

      2.4 Proration; Adjustments to Purchase Price.

            (a) For the purposes of (i) identifying the Purchased Assets, Retained Assets, Assumed Liabilities and Retained Liabilities, (ii) determining the adjustment to the Purchase Price, if any, to be made pursuant to this
Section 2.4, and (iii) identifying the Pre-TBA

Receivables for the purpose of Section 2.9, all prepaid or deferred revenue, prepaid expenses, accrued income and accrued expenses of the Station as of 12:01 a.m., Joplin, Missouri time on the date hereof (the "Adjustment Time") shall, except as otherwise expressly provided herein, be adjusted and allocated between Sellers and Buyer to reflect the principle that all revenue, income and expenses (including, without limitation, accrued liabilities for vacation pay, sick pay, compensatory pay and similar amounts, and amounts that may become payable in respect of unlicensed software, whether or not Sellers' normally accrue such amounts) arising from the operation of the Station or relating to the Purchased Assets before the Adjustment Time shall be for the account of Sellers, and all revenue, income and expenses arising from the operation of the Station or relating to the Purchased Assets from and after the Adjustment Time shall be for the account of Buyer (under this Agreement or the TBA Agreement). Any and all rebates which, under any agreements in effect as of the Adjustment Time, may be payable after such date to any advertiser or other user of the Station's facilities, based in part on business, advertising or services prior to the Closing Date, shall be borne by Sellers and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the Adjustment Time based on revenue, volume of business done or services rendered in part before the Adjustment Time and in part after the Adjustment Time shall be shared by Sellers, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period.

            (b) Treatment of Program Liabilities. Notwithstanding anything to the contrary set forth in Section 2.4(a) above, as between Buyer and Sellers with respect to all Contracts relating to Program Rights ("Program Contracts"):

                  (i) Sellers will be allocated all obligations to make cash payments of license and usage fees pursuant to any Program Contract ("Program Payments") which first becomes due and payable under the terms of the Program Contract in question prior to the first day of the calendar month which includes the Adjustment Time;

                  (ii) Buyer will be allocated all Program Payments which first become due and payable under the terms of the Program Contract in question after the last day of the calendar month which includes the Adjustment Time; and

                  (iii) with respect to Program Payments which first become due and payable under the terms of the Program Contract in question during the calendar month which includes the Adjustment Time: (A) Sellers will be allocated a portion of each such Program Payment which is equal to a fraction, the numerator of which is the number of days (if any) in such calendar month which are prior to the Adjustment Time and the denominator of which is the total number of days in such calendar month, and (B) Buyer will be allocated the remaining portion of such Program Payments.

            (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to Sections 2.4(a) and (b) above shall be made in accordance with generally accepted accounting principles.

            (d) Net settlement of the adjustments contemplated under Section 2.4(e) shall be made at the Closing by decreasing the Purchase Price appropriately, if feasible based on Sellers' and Buyer's good faith estimates. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. Buyer shall prepare and deliver to Sellers within thirty
(30) business days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Sellers and Buyer, an itemized list (the "Adjustment List") of all sums which, as described in Section 2.4(e) below, shall decrease the Purchase Price, with a brief explanation thereof. Such list shall show the net amount of the decrease to the Purchase Price (the "Adjustment Amount"). If the Adjustment Amount is a decrease to the Purchase Price, Sellers shall pay such amount to Buyer. Except as provided otherwise in Section 2.4(f), payment of the Adjustment Amount shall be made not later than fifteen (15) business days following the delivery of the Adjustment List.

            (e) The items set forth on the Adjustment List and the calculation of the Adjustment Amount shall each reflect the understanding that the Purchase Price shall be:

                  (i) decreased by the amount of all Accounts Payable existing as of the Adjustment Time actually paid or assumed by Buyer or reimbursed by Buyer to Sellers under the TBA Agreement (not including any Accounts Payable which may have previously reduced the payment by Buyer to Sellers of collections of Pre-TBA Receivables made pursuant to Section 2.9);

                  (ii) decreased by the amount, if any, by which Tradeout Payables as of the Adjustment Time exceed Tradeout Receivables as of the Adjustment Time by more than $15,000; and

                  (iii) decreased by the amount of all liabilities under Financing Leases, if any, existing as of the Adjustment Time.

            (f) Not later than fifteen (15) business days following the delivery of the Adjustment List, Sellers may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Sellers' position in respect thereof. If Sellers do not furnish Buyer such a written notification during such fifteen
(15) business day period, then Buyer's determination of the Adjustment Amount (as set forth in the Adjustment List) will be final and binding on Buyer and Sellers as of the last day of such fifteen (15) business day period. If Sellers do furnish Buyer such a written notification during such fifteen (15) business day period, then Buyer and Sellers shall consult to resolve any such dispute for a period of fifteen (15) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in Section 2.4(d). If such fifteen (15) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent "Big Five" public accounting firm mutually agreed upon by Sellers and Buyer (the "Accountants"), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Sellers not later than twenty (20) business days following submission of the dispute to it; provided, however, if Buyer and Sellers are unable to mutually agree upon an independent public accounting firm, then Buyer and Sellers shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The Accountants' determination of the disputed portion of the Adjustment Amount (the "Disputed Amount") will become final and binding on Buyer and Sellers on the business day after the date upon which a written report setting forth such determination is delivered to Sellers and Buyer. The Disputed Amount shall be paid by the party required to pay the same within five (5) business days after the delivery of a copy of such decision to Sellers and Buyer. The fees and expenses of the Accountants shall be shared equally by Sellers, on the one hand, and Buyer on the other hand.

            (g) The Adjustment List to the extent not disputed within the specified period by Sellers, any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

            (h) Notwithstanding anything herein to the contrary, the Buyer shall reimburse the Sellers (pursuant to an increase to the Purchase Price paid at Closing) for the prepaid expenses set forth on Schedule A; provided that the dollar amounts set forth on Schedule A are as of the date set forth on such Schedule and the actual amounts to be reimbursed hereunder shall be those amounts outstanding as of the date hereof as reasonably determined by the Buyer and Sellers and subject to the proration procedures set forth above.

      2.5 Taxes. All federal, state, local and other transfer, sales and use taxes and recording costs applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be shared equally by Buyer on the one hand, and Sellers on the other.

      2.6 [Intentionally Omitted]

      2.7 Allocation of Purchase Price. The Purchase Price will be allocated among each item or class of the Purchased Assets based upon (i) the mutual agreement of Buyer and Sellers, or (ii) in the event Buyer and Sellers fail to agree, an appraisal to be paid for by Buyer, to be conducted by a nationally-recognized appraisal firm experienced in appraising, for tax purposes, small-to-medium market television stations selected by Buyer and which is reasonably acceptable to Sellers, under the residual method of allocating assets, which allocation shall be incorporated in a schedule to be provided by Buyer and executed by the parties within one hundred twenty (120) days after the Closing. Buyer and Sellers each agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulations Section 1.1060-1; provided, however that nothing contained herein shall require Buyer or Sellers to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the allocation determined pursuant to this Section 2.7.

      2.8 Access.

            (a) Subject to Section 11.8(b), Sellers and their authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Buyer to conduct such examination and investigation as Sellers deem necessary to assure compliance with this Article 2, and to permit Sellers to comply with their tax reporting compliance requirements, provided that such examination and investigation shall be at Sellers' sole cost and expense and shall be during the Station's normal business hours, shall not unreasonably interfere with the Station's operations and activities and shall not, after the consummation of the Closing, constitute Sellers' exercising control over the Station under FCC rules, regulations or guidelines.

            (b) Subject to Section 11.8(a), Buyer and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Sellers to conduct such examination and investigation as Buyer deems necessary to assure compliance with this Article 2, and to permit Buyer to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Buyer's sole cost and expense and shall be during Sellers' normal business hours, shall not unreasonably interfere with Sellers' operations and activities.

      2.9 Accounts Receivable. From and after the Adjustment Time until the one hundred and twentieth (120th) day following the Adjustment Time (the "Collection Period"), Buyer agrees to use reasonable efforts to collect, as agent for Sellers, the Accounts Receivable of the Sellers as of the Adjustment Time (the "Pre-TBA Receivables") in the manner regularly pursued by Buyer with respect to the collection of its accounts receivable and in the ordinary course of business. Buyer shall hold the proceeds collected from Pre-TBA Receivables (which may be commingled with other funds of Buyer and/or used by Buyer for its own purposes) pending remittance to Sellers as provided in this Section 2.9. Within ten (10) days following the end of the Collection Period, Buyer shall pay to the Sellers in immediately available funds all proceeds of Pre-TBA Receivables actually collected by Buyer during the Collection Period, minus the amount of all the Accounts Payable of the Sellers as of the Adjustment Time (the "Pre-TBA Payables") actually paid by Buyer, assumed by Buyer, or reimbursed by Buyer to Sellers under the TBA Agreement (provided that in the event the amount of such Accounts Payable exceeds the proceeds of Pre-TBA Receivables actually collected by Buyer, then the Sellers shall pay such difference to Buyer in the same manner). On the tenth (10th) day following the end of the Collection Period, Buyer will deliver to Sellers all records of uncollected Pre-TBA Receivables (provided that Buyer may retain copies of such records). In the collection of accounts receivable, all payments received by Buyer from account debtors will be applied first to the Pre-TBA Receivables and then to Buyer's accounts receivable, in the order of origination (i.e., "first-in, first-out"), unless the account debtor specifies otherwise, in which case the proceeds shall be applied as specifically designated by the account debtor. Buyer will take no action to encourage an account debtor to dispute its obligation to pay any billing that relates to a Pre-TBA Receivable or to specify that any payment be applied to billings other than in chronological order. Buyer or Sellers will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of a Pre-TBA Receivable received from an account debtor. Buyer shall not agree to any settlement, discount or reduction of any Pre-TBA Receivable without the prior written consent of Sellers. Buyer's collection obligation under this Section 2.9 shall not include any obligation to bring suit, engage a collection agent or take any legal action for the collection of any Pre-TBA Receivable. After the Collection Period, Buyer shall, if requested by Sellers, execute and deliver letters, in form and substance reasonably satisfactory to Sellers and Buyer, to the effect that the respective account debtor should send payments on the Pre-TBA Receivables to Sellers' designee. In the event this Agreement is terminated prior to the end of the Collection Period (or prior to the making of the payment described above) for any reason, promptly but in any event within ten (10) days thereafter, Buyer shall deliver to Seller, in immediately available funds, an amount equal to (i) the proceeds of all Pre-TBA Receivables collected by Buyer from and after the Adjustment Time less (ii) all Pre-TBA Payables actually paid by Buyer or reimbursed by Buyer to Sellers under the TBA Agreement (provided that in the event the amount of such Accounts Payable exceeds the proceeds of Pre-TBA Receivables actually collected by Buyer, then the Sellers shall pay such difference to Buyer in the same manner). Notwithstanding anything to the contrary herein, this Section 2.9 shall survive the termination of this Agreement.

                                   ARTICLE III
                  GOVERNMENTAL APPROVALS AND CONTROL OF STATION

      3.1 FCC Consent. It is specifically understood and agreed by Buyer and Sellers that the Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent in respect of the Station's main television broadcast license (KODE-TV). Buyer and Sellers shall prepare and file with the FCC as soon as practicable but in no event later than five (5) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent and any necessary extensions thereof to comply with the Closing Date. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Sellers shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent including, without limitation, vigorously contesting any petitions or protests against such applications. Buyer shall promptly provide Sellers, and Sellers shall promptly provide the Buyer, with any pleading, order or other document served on such party relating to such FCC applications and all proceedings relating thereto. No party hereto shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Buyer shall pay all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated and irrespective of whether such fees are assessed before or after the Closing.

      3.2 Control Prior to Closing. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including ultimate control and supervision of all programs, employees and policies, shall be the sole responsibility of Sellers hereunder and under the TBA Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Subject to the last paragraph of Section 6.2, Sellers represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

      4.1 Organization. Each Seller is a limited liability company organized, validly existing and in good standing under the law of the State of Delaware and each is qualified to do business as a foreign limited liability company in the State of Missouri. Each Seller has the power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted.

      4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA Agreement and all of the documents and instruments required hereby by Sellers are within the power of each Seller and have been duly authorized by all necessary action by Sellers. This Agreement and the TBA Agreement are, and the other documents and instruments required hereby will be, when executed and delivered by Sellers, the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

      4.3 Absence of Conflicting Agreements. Except for the FCC Consent or as described on Schedule 4.3, neither the execution, delivery or performance of this Agreement or the TBA Agreement in accordance with their respective terms by Sellers nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement (including, without limitation, the commencement or continuation of operations under the TBA Agreement), does or will, with or without the giving of notice, or the lapse of time or both, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under, the organizational documents of either Seller, or any federal, state or local law, statute, ordinance, rule or regulation applicable to Sellers, or any court of administrative order or process applicable to Sellers, or any material contract, agreement, arrangement, commitment or plan to which either Seller is a party or by which either Seller is bound and which relates to, the ownership or operation of the Station or the Purchased Assets;

            (b) result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;

            (c) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which either Seller is a party and which relates to, the ownership or operation of the Station or the Purchased Assets;

            (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which either Seller is a party and which relates to the ownership or operation of the Station or the Purchased Assets;

            (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority other than the FCC; or

            (f) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which either Seller is party, by which either Seller is bound, or by which the Purchased Assets are bound or subject.

      4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for the business of owning and operating the Station as currently conducted by Sellers, with the exception of the Retained Assets. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Station are at levels at least equal to the Station's usual and customary levels.

      4.5 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on Schedule 4.5, Sellers own good and marketable title to or have valid leasehold interests in all of the Purchased Assets (other than the Real Property as to which the provisions of Section 4.9 shall apply and the Intangible Property as to which the provisions of Section 4.8 shall apply) free and clear of any and all Liens except for Permitted Liens.

      4.6 Equipment. Each of the material items of (i) the Equipment and (ii) the Station's physical facilities, electrical and mechanical systems and the transmitting and studio equipment is in good condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement, is operating and has been serviced and maintained by Sellers in accordance with normal industry standards and practices and FCC rules and regulations.

      4.7 The Contracts. Except as set forth on Schedule 4.7:

            (a) Schedule 1.2 lists all agreements relating to properties, undertakings or commitments to or for third parties in the operation and conduct of the Station except for (i) agreements (other than Tradeout Agreements) for the sale of time on the Station that involve the purchase of less than Twenty-Five Thousand Dollars ($25,000.00) in advertising time and require performance over a period of less than thirty (30) days, (ii) other agreements which are cancelable by Sellers or its assignee without breach or penalty on not more than thirty (30) days notice and which involve average annual payments or receipts by the Station of less than Ten Thousand Dollars ($10,000.00) in the case of any single contract and Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, (iii) Sellers' (and their affiliates') senior loan agreement with FINOVA Capital Corporation and all related agreements, documents and instruments, and (iv) Sellers' and their affiliates' limited liability company agreements;

            (b) Sellers have performed, or are in compliance with, each material term, covenant and condition of each of the Contracts required to be listed on
Schedule 1.2, and no material event of default on the part of Sellers, and to the Knowledge of Sellers, any other party thereto, exists under any of the Contracts required to be listed on Schedule 1.2;

            (c) each of the Contracts listed on Schedule 1.2 is in full force and effect, unimpaired by any acts or omissions of Sellers, and constitutes the legal and binding obligation of, and is enforceable against Sellers, and to the Knowledge of Sellers, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

            (d) Sellers have furnished or made available to Buyer true and complete copies of all written Contracts required to be listed on Schedule 1.2, including all amendments, modifications and supplements thereto, and Schedule
1.2 contains summaries of the following provisions of all oral Contracts which involve Ten Thousand Dollars ($10,000.00) in the case of any single oral Contract and Twenty-Five Thousand Dollars ($25,000.00) in the aggregate: the parties thereto, and the value of the goods and services to be provided thereunder;

            (e) Schedule 1.2 sets forth an accurate and complete list of all Tradeout Agreements, and sets forth for each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Station from and after the date shown on such Schedule and the value of goods and services to be provided to the Station from and after such date; and

            (f) With respect to each Program Contract, the "Available Runs" specified on the attached Schedule 1.2-A reflects the number of unused exhibitions pursuant to the cash portion, if any, of such Program Contract as of the corresponding date specified on such Schedule.

      4.8 Intangible Property. Except as set forth on Schedule 4.8:

            (a) there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Sellers, threatened by any Person pertaining to or challenging Sellers' right to use any of the Intangible Property;

            (b) to the Knowledge of Sellers, Sellers are not infringing upon or otherwise acting adversely to any trademark, trade name, patent or copyright owned by a third party;

            (c) there are no royalty agreements between Sellers and any third party relating to any of the Intangible Property;

            (d) the Intangible Property constitutes all of the intangible and intellectual property interests and other intellectual property necessary or appropriate for or used in the operation of the Station (other than Copyrights and Trademarks with respect to Program Rights); and

            (e) all Copyrights and Trademarks are listed on Schedule 1.3 and
Schedule 1.11, respectively, and all Intangible Property is transferable to Buyer by the sole act of Sellers.

      4.9 Real Property. Except as disclosed on Schedule 4.9:

            (a) Sellers have good, marketable and insurable fee simple or leasehold interests, as applicable, in the Real Property, and such Real Property includes all real property necessary for the business of the Station as currently conducted or used in the operation of the Station. Attached to
Schedule 4.9 are all policies of title insurance currently existing in favor of Sellers with respect to the Real Property. Except for Permitted Liens and the items set forth on

Schedule 4.9, there are no Liens to title to any portion of the Real Property. No Lien set forth or required to be set forth on Schedule 4.9 (not including those described in items 1 through 8 and item 20 on Schedule 4.9) materially interferes with the operation of the Station as currently operated;

            (b) Sellers have not received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Sellers, no such action is presently contemplated or threatened;

            (c) Sellers have not received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof, which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Sellers have not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requiring the performance of any repairs, alterations or other work with which compliance has not been made;

            (d) there are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, tenants at will, trespassers or otherwise;

            (e) there is no law, ordinance, order, regulation or requirement now in existence, (other than Environmental Laws) which would require any material expenditure to remediate, remedy, remove, modify or improve any of the Real Property in order to bring it into substantial compliance therewith;

            (f) the Real Property has adequate direct access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Sellers, threatened governmental proceeding which would impair or curtail such access; and

            (g) to the Knowledge of Sellers, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings or towers located on the Real Property and the roofs of the buildings located on the Real Property are free from leaks and in good condition, ordinary wear and tear excepted.

      4.10 The Leases. Except as set forth on Schedule 4.10:

            (a) the Leases described on Schedule 1.5 constitute all of the lease agreements between Sellers and third parties relating to the operation of the Station or the Purchased Assets;

            (b) Sellers have performed each material term, covenant and condition of each of the Leases which is required to be performed by Sellers at or before the date hereof, and no material default or event which with the passing of time or giving of notice or both would constitute a default on the part of the Sellers and, to the Knowledge of Sellers, on the part of any other party thereto, exists under any Lease;

            (c) each of the Leases is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is legally enforceable against Sellers, and to the Knowledge of Sellers, against each other party thereto in accordance with its terms;

            (d) Sellers have furnished or made available to Buyer true and complete copies of the Leases, including any and all amendments thereto;

            (e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owned by Sellers; and

            (f) each of Sellers' Financing Leases is listed as such on Schedule 4.10.

      4.11 Financial Statements and Interim Financial Statements.

            (a) Attached as Schedule 4.11(a) are true and complete copies of the unaudited consolidated balance sheets of Sellers, as of December 31, 1999 and December 31, 2000 and the related consolidated statements of income for the fiscal years then ended. The Financial Statements are in accordance with the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of the Sellers as of the date indicated and the results of their operations and changes in cash flows for the period then ended, provided that the Financial Statements do not contain footnotes and lack other presentation items.

            (b) Attached as Schedule 4.11(b) are true and complete copies of the unaudited consolidated balance sheet of Sellers as of November 30, 2001, and the related consolidated statement of income for the month and eleven (11) month period then ended. The Interim Financial Statements are in accordance with the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and present fairly in all material respects the financial condition of Sellers as of the date indicated and the results of their operations and changes in financial position for the period then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse and provided that the Interim Financial Statements do not contain footnotes and lack other presentation items.

      4.12 No Changes. Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since November 30, 2001 through the Adjustment Time, there has not been any:

            (a) amendment or termination of any Contract, Lease or License to which Sellers are a party with respect to the Station except in the ordinary course of business;

            (b) increase in compensation paid, payable or to become payable by Sellers to any of its employees at the Station, except in the ordinary course of business;

            (c) extraordinary losses (whether or not covered by insurance) or waiver by Sellers of any extraordinary rights of value;

            (d) commitment to or liability to any labor organization which represents, or proposes to represent, employees of the Station;

            (e) notice from any of the Station's sponsors or any customers (determined on the basis of the Station's revenues for the trailing twelve (12) month period) as to any of such sponsor's or customer's intention not to conduct business with the Station, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; (f) sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Station except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

            (f) sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Station except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

            (g) adverse change in cable carriage or channel position on which the Station is carried (on any cable system with more than 1,000 subscribers);

            (h) period of four consecutive days or more during which the Station was off the air for any reason or a period of fifteen (15) days or more during which the Station operated at substantially reduced power;

            (i) termination of the Affiliation Agreement or loss by the Station of the ABC network affiliation; or

            (j) change in the financial condition, business, assets or results of operation of the Station which has had a Material Adverse Effect.

      4.13 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on Schedule 4.13:

            (a) except for FCC rulemaking procedures generally affecting the television broadcasting industry, there is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or other proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Sellers, threatened, to which Sellers are a party or otherwise relating to the Station or the Purchased Assets which could reasonably be expected to have a Material Adverse Effect;

            (b) to the Knowledge of Sellers, there is no material investigation by any commission, agency or other administrative or regulatory body or authority pending or threatened, which is specifically concerned with the operations, business or affairs of Sellers, the Station or the Purchased Assets;

            (c) (i) the Station is not subject to or bound by any labor agreement, and there is no and there has not been any labor strike or request for union representation pending, or to the Knowledge of Sellers, threatened against Sellers relating to or affecting the business or operations of the Station and, (ii) there is no and there has not been any labor dispute, grievance or controversy, pending, or to the Knowledge of Sellers, threatened against Sellers relating to or affecting the business or operations of the Station which could reasonably be expected to have Material Adverse Effect; and

            (d) Sellers have carried on and conducted the business and affairs of the Station in compliance with all applicable federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all applicable court or administrative orders or processes, including but not limited to FCC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission ("EEOC"), National Labor Relations Board and Environmental Protection Agency a violation of which has had or may reasonably be expected to have a Material Adverse Effect. The Station complies in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity.

      4.14 Taxes. Except as disclosed on Schedule 4.14:

            (a) Sellers have duly filed all required federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due by Sellers (taking into account any permitted extensions), and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such returns, reports and estimates are true and complete in all material respects. Sellers have withheld all taxes required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Sellers, as the case may be; and

            (b) There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Sellers or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer's title or use of the Purchased Assets or that would result in any claim against Buyer or the Purchased Assets; provided, however, that Sellers shall not be deemed to make any representations or warranty with respect to any Liens or claims arising by reason of, or attributable to, Buyer's use or operation of the Station or the Purchased Assets on or after the Adjustment Time.

      4.15 Governmental Authorizations. Sellers hold, and, on the Closing Date Sellers will hold, all regular and valid licenses, permits and authorizations issued by the FCC to operate the Station as a television broadcast station with the power with respect to the Station's main broadcast license disclosed on
Schedule 1.6. Such licenses, permits and authorizations constitute all of the licenses, permits and authorizations that are necessary under the Communications Act for the operation of the Station. The Licenses are in full force and effect. Except as set forth on Schedule 4.15, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Licenses and those as set forth on Schedule 4.15 are required for Sellers to own and operate the Station in the manner operated on the date hereof. As of the date hereof, (i) no action or proceeding is pending or, to the Knowledge of Sellers, threatened before the FCC or any other governmental authority to revoke, refuse to renew or materially and adversely modify the Licenses (except for FCC rulemaking procedures generally affecting the television broadcasting industry), and (ii) there is no pending, issued or outstanding or, to the Knowledge of Sellers, threatened by or before the FCC any investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, notice or forfeiture, petition or complaint with respect to the Station or any of the Licenses.

      4.16 Compliance with FCC Requirements. Except as set forth on set forth on
Schedule 4.16, the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the applicable Licenses, and the Station is in compliance in all material respects with the Communications Act. Except as set forth on Schedule 4.16, Sellers have complied in all material respects with the Communications Act concerning limits on the duration of advertising in children's programming, and the record keeping obligations related thereto. Except as set forth on Schedule 4.16, all obligations, reports and other filings required by the FCC with respect to the Station, including, without limitation, material required to be placed in the Station's public inspection file, have been properly and timely filed. Except as set forth on Schedule 4.16, no cable television system has notified Sellers of any signal quality deficiency or copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable television system has notified Sellers that it has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. To the Knowledge of Sellers, the Station's main transmitting tower (which is designated Tower #19 and owned by SpectraSite) located at 1928 West Thirteenth Street, Joplin, Missouri (i) has the structural capacity to hold, or (ii) is otherwise suitable for, additional DTV antennae and other equipment necessary for satisfying the FCC's minimum DTV operating requirements for the Station.

      4.17 Insurance. Schedule 4.17 is a correct list of all liability and casualty insurance and errors and omissions insurance policies insuring the business, properties and assets of the Station. Sellers are not in default with respect to such insurance policies, nor has either of the Sellers failed to give any notice or present any claim under any policies in a due and timely fashion.

      4.18 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Sellers as broker, finder, investment banker, financial advisor or in any similar capacity.

      4.19 Employees. Schedule 4.19 is a true and complete list of all of Sellers' employees as of the date of this Agreement, which list identifies the name of such employees, and the following compensation information with respect to each of them: (i) current annual base salary; (ii) accrued vacation and sick leave time and; (iii) the dates and amounts of the last increase in compensation. Except as set forth on Schedule 4.19 hereto, or as otherwise provided by applicable state law, the employment of all employees of the Station is terminable at will by such employer without any penalty or severance obligations incurred by such employer. Except as set forth in Schedule 4.19, neither Seller is bound by any collective bargaining agreement, and to the Knowledge of Sellers, there exists no organizational effort presently being made or, threatened by or on behalf of any labor union with respect to employees of the Station.

      4.20 Financial Benefit Plans. Except as set forth in Schedule 4.20, neither Seller has at any time maintained or been a party to or made contributions to any of the following: (i) any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA; or (ii) any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, whether written or oral. Except as set forth in Schedule 4.20, all employee benefit plans maintained by

Sellers or to which Sellers are obligated to contribute ("Employee Benefit Plans") are, and have in the past been, in all material respects maintained, funded and administered in compliance with ERISA, the Code, and other applicable law. As to each Employee Benefit Plan for which an annual report, including schedules, or comparable report is required to be filed under ERISA or the Code, no liabilities, with respect to such plan, existed on the dates of such annual report except as disclosed therein and, except as disclosed in Schedule 4.20, no material adverse change has occurred with respect to the financial data covered by such annual report since the date thereof. Except as disclosed in Schedule 4.20, the execution of this Agreement and performance of the transactions contemplated hereby will not in and of itself constitute a triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from either Seller. Each Employee Benefit Plan that is an employee pension benefit plan, if any, has received a determination letter stating that it is tax-qualified under Section 401(a) of the Code, and no event has occurred that could result in a disqualification of such plan. Neither Seller has ever maintained a pension plan subject to Section 412 of the Code or Title IV of ERISA, and no such Person has ever maintained, contributed to or been required to contribute to any employee benefit plan that is a "multiemployer plan" (as defined in Section 3(37)(A) or (D) of ERISA) as amended by the Multiemployer Pension Plan Amendments Acts of 1980. Neither Seller nor any plan fiduciary has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, the Code, or in Section 4975 of the Code with respect to any Employee Benefit Plan. No complete or partial termination has occurred within the five (5) years preceding the date hereof with respect to any Employee Benefit Plan.

      4.21 Environmental Compliance. Except as set forth in Schedule 4.21 (including the reports attached thereto):

            (a) Sellers have complied in all material respects and are in material compliance with all Environmental Laws;

            (b) Sellers are not a party to any litigation or administrative proceeding and, to the Knowledge of Sellers, nor is any litigation or administrative proceeding threatened against them, which in either case (i) asserts or alleges that Sellers violated any Environmental Laws, (ii) asserts or alleges that Sellers are required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property, or (iii) asserts or alleges that Sellers are required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Sellers at any of the Real Property;

            (c) with respect to the period during which Sellers owned or occupied the Real Property, and, to the Knowledge of Sellers with respect to the time before Sellers owned or occupied the Real Property, no person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by Sellers which would subject Sellers to liability for the cleanup, removal or some other remedial action under Environmental Laws;

            (d) there are not now, nor, to the Knowledge of Sellers, have there previously been, tanks or other facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would subject any owner or operator of such Real Property to liability for cleanup, removal or some other remedial action under Environmental Laws;

            (e) to the Knowledge of Sellers, there are not conditions existing currently which would subject any owner or operator to the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws;

            (f) Sellers are not subject, as a result of its interest in the Real Property, to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws; and

            (g) the operation of the Station does not exceed the permissible levels of exposure to RF radiation specified in either the FCC's current rules, regulations and policies concerning RF radiation.

      4.22 Affiliation Agreement. As of the date of this Agreement, subject to the disclosures with respect to the Affiliation Agreement on Schedule 1.2, (i) the Affiliation Agreement is in full force and effect and (ii) ABC has not given Sellers written or verbal notice of any type of ABC's intention to terminate or fail to renew the Affiliation Agreement or that ABC is considering such possible termination or failure to renew the Affiliation Agreement.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers that the statements contained in this Article V are true, correct and complete as of the date of this Agreement, as follows:

      5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date Buyer shall be duly qualified to do business as a foreign entity in Missouri, and Buyer has full power to purchase the Purchased Assets pursuant to this Agreement.

      5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA Agreement and all of the documents and instruments required hereby by Buyer are within the power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement and the TBA Agreement are, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

      5.3 Absence of Conflicting Laws and Agreements. Except as set forth on
Schedule 5.3, neither the execution, delivery or performance of this Agreement or the TBA Agreement by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement or the TBA Agreement does or will, with or without the giving of notice, or the lapse of time, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of Buyer, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

            (b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency other than the FCC Consent; or

            (c) require the consent of any Person under any material agreement, material arrangement or material commitment of any nature to which Buyer is a party or by which it is bound.

      5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

      5.5 FCC Qualification. Except for proceedings of general applicability to the television industry, Buyer knows of no facts that would, under the Communications Act or the present or pending rules, regulations, published policies and published practices of the United States Federal Trade Commission or the United States Department of Justice, disqualify Buyer as an assignee of the Licenses or as an owner or operator of the Station. Buyer is now and as of the Closing Date will be legally and financially qualified under the Communications Act to become the assignee of the Licenses.

      5.6 Financing. The Buyer has and at the Closing will have adequate funds or financing to consummate the transactions contemplated by this Agreement.

      5.7 Due Diligence.

            (a) Buyer has conducted its own independent investigation of the Sellers and their business, has been provided the opportunity to obtain information and documents concerning the Sellers and has had the opportunity to ask questions of, and receive answers from, the officers of the Sellers pertaining to the Sellers and the Station.

            (b) With respect to the Affiliation Agreement, Buyer acknowledges and agrees that (i) the current term thereof expires on August 7, 2002, and (ii) it shall not be a condition to Buyer consummating the Closing that ABC's consent to the assignment of the Affiliation Agreement shall have been obtained or that the Affiliation Agreement shall not have been terminated by ABC.

      5.8 Absence of Litigation. There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the knowledge of Buyer, threatened to which Buyer is a party and which could materially and adversely affect Buyer's ability to purchase the Purchased Assets under this Agreement or to perform its obligations under the TBA Agreement.

                                   ARTICLE VI
                       CERTAIN MATTERS PENDING THE CLOSING

      From and after the date of this Agreement and until the Closing (unless otherwise provided herein):

      6.1 Notice of Adverse Changes. Pending the Closing, Sellers shall give Buyer prompt written notice of the occurrence of any of the following as they gain Knowledge thereof:

            (a) the commencement of any proceeding or litigation at law or in equity or before the FCC or any other commission, agency or administrative or regulatory body or authority which involves any of the Licenses or which could reasonably be expected to have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry; or

            (b) any material violation by Sellers, or written notice of any alleged material violation by Sellers, of any federal, state or local law, statute, ordinance, rule or regulation.

      6.2 Operations Pending Closing. Subject to the provisions of Section 3.2 regarding control of the Station, after the date hereof and prior to the Closing and subject to the TBA Agreement, Sellers shall:

            (a) operate the Station in all material respects in accordance with applicable FCC requirements, rules and regulations and make all filings necessary to make the representation in Section 4.15 true and correct at Closing;

            (b) not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets except for transactions in the ordinary and regular course of the operation of the Station where the proceeds of such disposition are used to replace such Purchased Assets;

            (c) except with Buyer's prior written consent, not enter into, or become obligated under, amend or otherwise modify any agreement or commitment on behalf of the Station;

            (d) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Station;

            (e) not enter into any Tradeout Agreements relating to the Station, and shall take all commercially reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and take all commercially reasonable action to maintain carriage, if any, of the Station's signals on all cable television systems or satellite systems; and

            (f) except as required by law, not enter into any collective bargaining agreement or modify the employment terms applicable to any employee of the Station.

      Notwithstanding any provision of this Agreement or the TBA Agreement to the contrary, none of the following shall be deemed (i) a breach of Sellers' agreements or covenants under this Section 6.2 or under the TBA Agreement or of the representations and warranties contained in Article IV hereof, or (ii) a failure of any of the conditions set forth in Article VII to be satisfied: any fact or circumstance that occurs as a result of either any action or omission to act of the Buyer pursuant to the TBA Agreement or any other agreement or arrangement, or by virtue of Buyer's activities or operations with respect to the Station.

      6.3 Reports. Within thirty (30) days after the end of the calendar month that includes the date hereof, Sellers will furnish Buyer with a copy of Sellers' monthly financial reports for the Station for December 2001 (including a balance sheet and operating statement for each such month and the fiscal year to the end of such months), and Sellers will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Station after the date hereof.

      6.4 Consents. Sellers will use its commercially reasonable efforts to obtain all consents and approvals required from third Persons, whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date as a result of the purchase and sale of the Purchased Assets as contemplated herein. Anything to the contrary in this Agreement notwithstanding, Sellers shall not be required to pay any fees or provide or deliver any other consideration to any such Person in order to obtain such consent or approval.

      6.5 Cooperation; Reasonable Efforts; Release. Buyer and Sellers will cooperate in all respects in connection with and use commercially reasonable efforts to: (a) secure any nongovernmental approvals, consents and waivers of third parties listed in Schedule 4.3; (b) give notices to any governmental authority, or secure the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transfer of the Purchased Assets from Sellers to Buyer; and (c) cause all of the conditions set forth in Article VII and Article VIII to be satisfied (but not waived). Without limiting the generality of the foregoing:

            (a) Buyer shall, on or prior to the Closing, execute and deliver to ABC and Sellers, in form and substance reasonably satisfactory to ABC and Sellers, the acknowledgement and agreement of Buyer that, upon consummation of the assignment of the Station's license and the Closing, Buyer will assume and perform the Affiliation Agreement in its entirety without limitation of any kind; and

            (b) Buyer shall, on or prior to the Closing, execute and deliver to SpectraSite and Sellers, in form and substance satisfactory to SpectraSite and Sellers, the acknowledgement and agreement of Buyer that, upon consummation of the Closing, Buyer will assume, be bound by and perform the SpectraSite Agreements in their entirety without limitation of any kind;

provided that in no event shall Buyer be required to assume any obligation or liability which either accrues or arises under the SpectraSite Agreements prior to the Closing (provided that such language shall not be deemed to impair Buyer's reimbursement obligations under the TBA Agreement) or which relates to any property not included in the Purchased Assets; provided further that Buyer shall not be required to assume the obligations set forth in Section 2.7 of the Master Site Lease Agreement that is part of the SpectraSite Agreements (unless Buyer's lenders consent to such assumption, which consent the Buyer shall use its commercially reasonable efforts to obtain).

Buyer and Sellers shall, and shall cause their affiliates to, use commercially reasonable efforts to cause Sellers' parent, GOCOM Holdings, LLC (the "Parent"), Non-License Seller and the Parent's other direct and indirect subsidiaries (collectively, the "Subsidiaries") to be released and discharged, effective as of the consummation of the Closing and in form and substance reasonably satisfactory to Sellers, from all liabilities and obligations under and in respect of any or all of the SpectraSite Agreements (except to the extent such liabilities and obligations relate to the period prior to the Closing or relate to any property not included in the Purchased Assets), including, without limitation, as set forth in Section 7.14 of the Master Site Lease Agreement that is part of the SpectraSite Agreements.

      6.6 Tax Returns and Payments.

            (a) All tax returns, estimates and reports with respect to the Purchased Assets that are required to be filed by Sellers prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

            (b) All taxes pertaining to ownership of the Purchased Assets prior to the Closing Date will be paid by Sellers (or with respect to income and franchise taxes, the Parent, as the case may be) when due and payable unless protested in good faith.

      6.7 Release of Liens. Except for the Permitted Liens, at or prior to the Closing, Sellers shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets and shall duly file releases or terminations of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

      6.8 Public Announcement. Sellers shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC's Rules, and the parties shall file with the FCC copies of this Agreement, the TBA Agreement and any and all other required documentation in connection with FCC applications described in Section 3.1. As to any other announcements or press releases, no party hereto shall, and each party shall direct and use reasonable efforts to cause its representatives and agents to not, directly or indirectly, issue any press release or make any public announcement, comment or statement with respect to (not including to employees of the Station), or otherwise publicly divulge or disclose the existence of, this Agreement, the TBA

Agreement or the transactions contemplated hereby or thereby or the terms, conditions or other aspects of such transactions without prior approval of the other parties hereto (which shall not be unreasonably withheld), except (i) as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other party shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued and (ii) in connection with Sellers receiving the approval of their senior lender to such transactions.

      6.9 Exclusivity. Sellers agree and covenant that until Closing or this Agreement expires or is terminated, neither Seller nor any of their representatives, will discuss, negotiate or offer (or solicit offers) regarding a sale, transfer or other disposition of the Station or the Purchased Assets or any merger, combination, restructuring, refinancing or similar transaction involving Sellers (a "Sale") with another Person or provide any information to any other Person regarding the Station or Sellers in that connection. Sellers represent that neither Seller is a party to or bound by any agreement with respect to a Sale except for this Agreement. Sellers will disclose to Buyer the existence or occurrence of any proposal or contract whether written or oral which it may receive during the term of this Agreement in respect of any such competing transaction.

      6.10 Real Estate Matters.

            (a) Prior to the Closing, Sellers will reasonably cooperate with Buyer (at no cost to Seller) so that Buyer may obtain, for the benefit of and at the cost of Buyer, all documents reasonably required (including estoppel certificates, owner's affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970 (or if not reasonably attainable, 1992 Form), for each parcel of Owned Real Property, issued by a title insurer designated by Buyer (the "Title Insurer"), in such amount as Buyer reasonably determines to be the fair market value thereof, insuring the Buyer's interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request.

            (b) At Buyer's request, Sellers will reasonably cooperate with Buyer (at no cost to Sellers) so that Buyer may procure for the benefit of Buyer, in preparation for the Closing, current surveys of each parcel of Owned Real Property disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Station, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 6.10(a), and certified to Buyer, Buyer's lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described above in Section 6.10(a). Buyer shall bear the cost of obtaining the surveys.

      6.11 Access and Information. From the date hereof, Buyer and its financing sources shall be entitled to make or cause to be made such reasonable investigation of the Purchased Assets as the Buyer and its financing sources deem necessary or advisable, and the Sellers shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Seller will provide Buyer and its financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, book, records and other information of Sellers upon reasonable notice and during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data related to the Sellers and their respective businesses as the Buyer, its financing sources and their respective agents, representatives and advisors shall reasonably request from time to time. Sellers and their Affiliates agree to use their reasonable efforts to cause their respective officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with the Buyer, its financing sources, representatives and advisors in connection with such review and the financing of the transactions contemplated hereby, including the preparation by the Buyer and its financing sources of any offering memorandum, bank book, registration statement or related documents or other documents related to such financing; provided that the Buyer shall be responsible and shall promptly pay for any out of pocket expenses incurred by the Sellers in such regard.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      7.1 Compliance with Agreement. Subject to the last paragraph of Section 6.2, Sellers shall have performed and complied with Sellers' material obligations under this Agreement and the TBA Agreement which are to be performed or complied with by it prior to or at the Closing; provided that the Buyer shall not be entitled to rely on the failure of any obligation of the Sellers under this Agreement or the TBA Agreement (not including obligations of the Sellers under Sections 2.1 and 2.3(a) which are required or permitted to be satisfied at Closing and other material obligations which the Sellers have complied with up to the date which is 15 days prior to the Closing Date but which the Sellers do not comply with thereafter prior to the Closing Date) to have been complied with, in order to not consummate the transactions contemplated hereby, unless the Buyer shall have provided the Sellers with written notice at least 15 days prior to the Closing Date to the effect that the Buyer does not intend to consummate the transactions contemplated hereby unless such obligation has been complied with prior to the Closing Date; provided that if the Sellers receive such a notice and are acting in good faith to satisfy the obligations described therein and a delay will not materially and adversely affect the Buyer, then the Closing Date shall be postponed for such a reasonable period of time (in any event not to exceed 30 days) as is necessary for the Sellers to satisfy such obligations; provided that notwithstanding anything herein to the contrary, Buyer shall not be obligated to consummate the transactions contemplated herein to the extent the Sellers fails to perform or comply with any of their obligations herein to the extent such failure is a result of either Sellers' bad faith.

      7.2 Representations and Warranties. Subject to the last paragraph of
Section 6.2, the representations and warranties made by Sellers (i) in Sections 4.1, 4.2, 4.3, 4.5, 4.9(a), 4.11, 4.13 (a) and (b), 4.14, 4.15 and 4.18 of this
Agreement shall have been true and correct as of the Adjustment Time and shall be true and correct as of the Closing Date (provided that for purposes of the truth of such representations on the Closing Date, Sellers shall be permitted, subject to the reasonable approval of Buyer, to amend the Schedules with respect to such Sections to account for events occurring following the Adjustment Time), and (ii) in Sections 4.4, 4.6, 4.7, 4.8, 4.9(b)-(g), 4.10, 4.12, 4.13 (c) and (d), 4.16, 4.17, 4.19, 4.20,
4.21 and 4.22 shall have been true and correct as of the Adjustment Time; in each case under either clause (i) or (ii) above disregarding all materiality qualifiers set forth therein, except for (A) matters which have not or could not reasonably be expected to have a Material Adverse Effect (after giving due regard to any positive events during the applicable period) and (B) changes permitted or contemplated by this Agreement, or contemplated or effected as a result of the TBA Agreement or Buyer's operations, activities, acts or omissions with respect to the Station.

      7.3 Deliveries at Closing. Sellers shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date as required pursuant to Section 2.3(a).

      7.4 Other Documents. Sellers shall have delivered to Buyer such documents and certificates of officers of Sellers and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Sellers and the due authorization of this Agreement and the transactions contemplated hereby by Sellers.

      7.5 [Intentionally deleted.]

      7.6 Absence of Investigations and Proceedings. Except for governmental investigations relating to high definition television or the broadcast industry generally, including proceedings of general applicability under the Cable Act and as set forth on Schedule 7.6, there shall be no claim, suit, action or other proceeding pending or threatened before or by any court, governmental agency, arbitrator or other entity against any of the parties to this Agreement that makes it reasonably likely to be unlawful to consummate the Closing.

      7.7 FCC Consent. The FCC Consent for the Station's main broadcast television license (KODE-TV) (without any conditions materially adverse to Buyer other than those generally applicable to assignees of such licenses) shall have been issued, and shall, at Closing, be a Final Order and in full force and effect.

      7.8 Licenses. License Seller or Non-License Seller shall be the holder of the Station's main broadcast television license and all other material licenses lawfully necessary for the operation of the Station and there shall not have been any modification of any of such Licenses that has had or could reasonably be expected to have a Material Adverse Effect. Subject to the last paragraph of
Section 6.2, no proceeding shall be pending or, to the Knowledge of Sellers, threatened in or before the FCC that is reasonably likely to result in the revocation, cancellation, failure to renew, suspension or modification in a material and adverse way of any of the Licenses described above.

      7.9 Release of Liens. All Liens (other than Permitted Liens) on the Purchased Assets shall be released as provided in Section 6.7.

      If any of the conditions set forth in this Article VII have not been satisfied prior to or at the Closing, Buyer may (without waiving any other right or remedy under this Agreement or the TBA Agreement) in its sole discretion waive any such condition (other than as set forth in

Section 7.7) and elect to proceed with the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

      Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      8.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement and the TBA Agreement which are to be performed or complied with by it prior to or at the Closing.

      8.2 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

      8.3 Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Sellers the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b) and paragraphs (i) and (ii) of
Section 6.5. Buyer shall also have made the payments described in Section 2.2.

      8.4 Other Documents. Buyer shall have delivered, or caused to be delivered, to Sellers such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Sellers' counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

      8.5 Absence of Investigations and Proceedings. Except for governmental investigations relating to high definition television or the broadcast industry generally, including proceedings of general applicability under the Cable Act and as set forth on Schedule 7.6, no claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental agency, arbitrator or other entity against any of the parties to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed prior to or at the Closing.

      8.6 Governmental Consents. The FCC Consent shall have been issued and shall be in full force and effect. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

      8.7 Required Consent and Release. There shall have been secured from SpectraSite and Worldnow such permissions, approvals, determinations, consents, waivers and releases as set forth on Schedule 8.7, including, without limitation, a release of any and all obligations of the Parent, Sellers, and the Subsidiaries from any and all further obligations and liabilities (except to the extent such liabilities and obligations relate to the period prior to the Closing or relate to any property not included in the Purchased Assets) under the SpectraSite Agreements or the

Affiliation Agreement with Gannaway Web Holdings, LLC d/b/a WorldNow described on Schedule 1.2.

      If any of the conditions set forth in this Article VIII have not been satisfied, Sellers may (without waiving any other right or remedy under this Agreement or the TBA Agreement) in their sole discretion waive any of such conditions (other than as set forth in Section 8.6) and elect to proceed with the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (regardless of any investigation or inquiry of any party and even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until September 30, 2002; provided, however, that (i) the representations and warranties contained in Section 4.21 (related to Environmental Compliance) shall survive the Closing and continue in full force and effect until April 30, 2003; and (ii) the representations and warranties contained in Section 4.14 (related to Taxes) shall survive the Closing and continue in full force and effect for a period expiring one (1) year prior to the expiration of the applicable statutes of limitation. Any claim with respect to the foregoing sentence under Section
9.3 or 9.4 must be asserted in writing with reasonable particularity by the party making such claim within the applicable survival period.

      9.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing. Any claim as to a breach of a covenant or agreement under Section 9.3 or 9.4 must be asserted in writing with reasonable particularity by the party making such claim.

      9.3 Indemnification by Sellers. Subject to (a) the survival provisions set forth in Section 9.1 and (b) the other limitations set forth in this Article IX, Sellers shall jointly and severally indemnify and hold harmless Buyer, its successors and assigns (collectively, "Buyer Indemnified Parties") from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees) ("Losses") which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) subject to the last paragraph of Section 6.2, any breach of the representations and warranties made by Sellers in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Sellers at the Closing in accordance with the provisions of this Agreement;

                  (ii) subject to the last paragraph of Section 6.2, any failure by Sellers to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement or the TBA Agreement;

                  (iii) the Retained Liabilities;

                  (iv) without limiting clause (iii) above, any and all losses, liabilities or damages resulting from the litigation required to be listed on Schedule 4.13; or

                  (v) any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Sections 9.3(i), 9.3(ii), 9.3(iii), or 9.3(iv);

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnified Parties in respect of which such Buyer Indemnified Parties proposes to demand indemnification, such Buyer Indemnified Parties shall notify the Sellers thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Buyer Indemnified Parties, and an explanation of the Buyer Indemnified Parties' contentions and defenses with as much specificity and particularity as the circumstances permit, provided, that the failure of the Buyer Indemnified Parties to give such notice shall not relieve the Sellers of their obligations under this Section 9.3, except to the extent that the Sellers shall have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Sellers shall have the right within twenty (20) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if the Sellers shall have exercised their right to assume such control, the Buyer Indemnified Parties may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the Sellers) in any such matter, and in such event counsel selected by the Sellers shall be required to cooperate with such counsel of the Buyer Indemnified Parties in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnified Parties. So long as the Sellers are defending in good faith any such claim or demand asserted by a third Person against the Buyer Indemnified Parties, the Buyer Indemnified Parties shall not settle or compromise such claim or demand. If the Sellers have assumed the defense of any such claim or demand, then they shall have the power and authority to settle or consent to the entry of judgment without the consent of Buyer if the judgment or settlement results only in the payment by Sellers of the full amount of money damages, provided, that the Sellers have made arrangements for the payment of such damages in a manner reasonably satisfactory to Buyer; in all other events, the Sellers shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Buyer Indemnified Parties, which consent shall not be unreasonably withheld. The Buyer Indemnified Parties shall make available to the Sellers or their agents all records and other materials in the Buyer Indemnified Parties' possession reasonably required by them for their use in contesting any third party claim or demand.

      9.4 Indemnification by Buyer. Subject to the survival provisions set forth in Section 9.1, Buyer agrees to indemnify and hold harmless Sellers and their respective successors and assigns (individually a "Seller Indemnitee," and collectively the "Seller Indemnified Parties") from, against and in respect of any and all Losses, which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the Closing in accordance with this Agreement; and

                  (ii) any failure by Buyer to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation to be performed, fulfilled, or complied with by Buyer hereunder and under the TBA Agreement prior to, on or after the Closing;

                  (iii) the Assumed Liabilities; or

                  (iv) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in 9.4(i) , 9.4(ii) or 9.4(iii);

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Seller Indemnitee and an explanation of the Seller Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit, provided, that the failure of the Seller Indemnitee to give such notice shall not relieve Buyer of its obligations under this Section 9.4, except to the extent that Buyer shall have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right within twenty (20) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if Buyer shall have exercised its right to assume such control, the Seller Indemnitee may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee. So long as Buyer is defending in good faith any such claims or demands asserted by a third Person against the Seller Indemnitee, the Seller Indemnitee shall not settle or compromise such claim or demand. If Buyer has assumed the defense of any such claim or demand, then it shall have the power and authority to settle or consent to the entry of judgment without the consent of Sellers if the judgment or settlement results only in the payment by Buyer of the full amount of money damages, provided, that Buyer has made arrangements for the payment of such damages in a manner reasonably satisfactory to Sellers; in all other events, Buyer shall not consent to the entry of judgment or enter into any settlement without the prior written consent of Sellers, which consent shall not be unreasonably withheld. The Seller Indemnitee shall make available to the Buyer or its agents all records and other materials in the Seller Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand.

      9.5 Remedies. The indemnification provisions of this Article IX are the sole and exclusive post-Closing remedy of Buyer and Sellers for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement or in any related agreement, document, instrument or certificate (other than (i) the rights and remedies contained in the TBA Agreement, which shall be deemed non-exclusive herewith, (ii) in the case of fraud, and (iii) rights to seek specific performance of post-closing covenants).

      9.6 Certain Limitations of Liability.

            (a) Anything to the contrary herein notwithstanding, no recovery under the indemnification provisions of this Agreement shall include any special, indirect, incidental or consequential damages whatsoever.

            (b) No Loss shall be asserted by any party with respect to any matter to the extent such Loss is covered by insurance.

            (c) Any provision of this Agreement to the contrary notwithstanding, the Seller Indemnitors shall have no obligation to indemnify any Buyer Indemnified Parties for any Losses suffered or incurred by the Buyer Indemnified Party for a breach of the representations or warranties of the Sellers made under this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Sellers under this Agreement until such Losses exceed an aggregate deductible of Fifty Thousand Dollars ($50,000.00) (the "Indemnity Deductible") (after which point the Seller Indemnitors shall be obligated to indemnify Buyer from and against all Losses in excess of the Indemnity Deductible); provided, however, that, notwithstanding any provision to the contrary in this Agreement, Buyer Indemnified Parties shall not be entitled to be indemnified by Sellers for any such Losses unless such Losses relating to an individual claim exceed Five Thousand Dollars ($5,000.00), and such Losses related to an individual claim for Losses for less than or equal to Five Thousand Dollars ($5,000.00) shall not be counted toward the Indemnity Deductible. For example, if Buyer Indemnified Parties suffer such Losses in respect of five separate claims of Four Thousand Dollars ($4,000.00) each, none of such claims will be counted in determining whether the Indemnity Deductible has been satisfied. For purposes of this Section 9.6(c), an individual claim for such Losses shall include any claims arising out of the same transaction or occurrence.

            (d) Any provision of this Agreement to the contrary notwithstanding, the aggregate amount of Buyer Indemnified Parties' Losses required to be indemnified or paid by the Sellers with (i) respect to claims for indemnification made under Section 9.3(i) (and under 9.3(v) relating thereto), and (ii) with respect to claims for indemnification made under Section 9.3(ii) (and under 9.3(v) relating thereto) for actions, failures or breaches on the part of either Seller occurring with Buyer's knowledge prior to Closing, shall not exceed the sum of Five Hundred Thousand Dollars ($500,000.00) (after which point the Sellers shall have no liability or obligation to indemnify the Buyer Indemnified Parties with respect to such claims for indemnification).

      9.7 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article IX shall survive termination of this Agreement without limitation.

      9.8 Determination of Loss and Amount. In view of the limitation set forth in Section 9.6(c), for purposes of determining whether any Loss has occurred, or the amount of such Loss, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality qualification set forth therein.

                                    ARTICLE X
                               FURTHER AGREEMENTS

      10.1 Event of Loss. If prior to Closing the Station shall suffer an Event of Loss , at Closing, Sellers shall assign to Buyer all its rights under any insurance and all proceeds of insurance (excluding business interruption proceeds for periods prior to the Closing Date) covering the property damage, destruction or loss not repaired, replaced or restored prior to Closing.

      10.2 Station Employees. Buyer, or one of its affiliates, shall, within five (5) business days following the grant of the FCC Consent in respect of the Station's main broadcast license, employ and hire (to the extent employees accept employment) all employees of Sellers as of the Adjustment Time and any other replacements therefor in the ordinary course of business, other than (i) Neil Evans and Charlotte Haywood (collectively, the "Retained Employees") and
(ii) Dave Tillary, upon terms and conditions of employment no less favorable than those of their respective current employment with Sellers, or, if applicable, pursuant to the terms and provisions of such employees' respective employment agreements as listed in Schedule 1.2. All employees of Sellers who work in the operation of the Station as of the Adjustment Time and any other replacements therefor in the ordinary course of business other than the Retained Employees and Dave Tillary shall be collectively referred to as "Eligible Employees." Buyer understands, acknowledges and agrees that upon hire by Buyer, the Eligible Employees shall no longer be entitled to participate in Sellers' Station Employee Benefit Plans, and Buyer or its affiliates' shall cover those Eligible Employees whom they hire under Buyer's (or an affiliate's) employee benefit plans. Notwithstanding any provision to the contrary in this Agreement, as of the date that Buyer hires or is required to hire Eligible Employees as provided above, Buyer or its affiliates, as the case may be, shall assume all obligations of Sellers under (i) any employment agreement described on Schedule
1.2 between Sellers and Eligible Employees, and (ii) all other obligations with respect to Eligible Employees (other than those who refuse employment with Buyer); including in each case severance obligations, to the extent set forth on
Schedule 4.19, but excluding all items described in clauses (A) through (G) of the proviso to the definition of "Assumed Liabilities". All obligations to (x) employees of Sellers who are not Eligible Employees and (y) Eligible Employees whose employment is terminated by Sellers prior to the date that Buyer hires or is required to hire Eligible Employees as provided above or who refuse to accept employment with the Buyer, shall remain the responsibility of the Sellers. Any notification required by any federal, state or local law governing mass layoffs or terminations, including without limitation the federal Worker Adjustment and Retraining Notification Act of 1988 (collectively, the "WARN Laws"), shall be given by Buyer, and compliance with all the WARN Laws shall be Buyer's sole responsibility and liability. Buyer shall indemnify, defend and hold the Sellers Indemnified Parties harmless from and against all Losses arising out of (i) the violation, or alleged violation, of any WARN Laws; (ii) the termination of employment of any Eligible Employees, including, without limitation, any claims for severance payments (to the extent set forth on Schedule 4.19) or accrued vacation time; (iii) any claim by any Eligible Employee concerning the violation or alleged violation of any federal, state or local laws; (iv) any claim for breach of any employment contract between Sellers and any Eligible Employee; and (v) any acts or omissions of Eligible Employees, including, without limitation, any acts or omissions thereof that Sellers may be vicariously liable for; (A) in the case of clauses (i), (ii), (iii) and (iv) above, to the extent such losses or claims relate to actions or omissions of Buyer or its affiliates after the Adjustment Time, and (B) in the case of clause
(v) above, to the extent such acts or omissions were directed by Buyer or its affiliates; provided that in no event shall Buyer or its affiliates be responsible for or indemnify Sellers Indemnified Parties for any items described in clauses (A) through (G) of the proviso of the definition of "Assumed Liabilities." Sellers agree that for a period commencing on and from the date hereof and ending twelve (12) months following the Closing, neither Sellers nor their Affiliates shall (i) hire any person employed at the Station at any time from the date hereof through the Closing Date (excluding the Retained Employees) or (ii) solicit or induce any person employed at the Station at any time from the date hereof through the Closing Date to remain in or return to the employ of Seller or any of its Affiliates or otherwise attempt to retain or obtain the services of any such person (excluding the Retained Employees).

      10.3 Non-Competition. Sellers each separately and individually agree that neither Sellers nor their Affiliates will, directly or indirectly, for a period of three (3) years from and after the Closing Date own, manage, operate, control, be employed by, participate in or be engaged in any manner with the operation of a television broadcast station in the Joplin, Missouri Designated Market Area. For purposes hereof, an "Affiliate" shall mean any person controlling, controlled by or under common control with another Person, and "control" shall mean the ownership (legal or beneficial) of over fifty percent (50%) of the capital stock or common equity interests of the applicable Person.

                                   ARTICLE XI
                           TERMINATION; MISCELLANEOUS

      11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

            (a) by mutual written agreement of Sellers and Buyer; or

            (b) subject to the last paragraph of Section 6.2, by Buyer if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date (provided that the failure of any such condition to be fulfilled is not a result of the Buyer's breach of this Agreement or the TBA Agreement); or

            (c) by Sellers if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing Date (provided that the failure of any such condition to be fulfilled is not a result of either Seller's breach of this Agreement or the TBA Agreement); or

            (d) by Buyer or Sellers if a Final Order (unless waived by Buyer) shall not have been issued on or before September 30, 2002 (provided that such failure is not the result of the terminating Party's breach of this Agreement or the TBA Agreement); provided that Sellers shall, if the failure of a Final Order to be issued prior to September 30, 2002 is not the result of either Seller's breach of this Agreement or the TBA Agreement, have the right to extend such date until December 1, 2002 pursuant to written notice of such extension delivered to Buyer prior to September 30, 2002; or

            (e) by Buyer, if Buyer is not then in material breach of this Agreement or the TBA Agreement and either Seller is then in material breach of this Agreement or the TBA Agreement, and such breach remains uncured within thirty (30) days after receipt of written notice thereof from Buyer; provided that such 30-day period will be extended for a reasonable period of time if the breaching party is acting in good faith to cure and such delay is not materially adverse to the other party; or

            (f) by Sellers, if neither Seller is then in material breach of this Agreement or the TBA Agreement and Buyer is then in material breach of this Agreement or the TBA Agreement, and such breach remains uncured within thirty
(30) days after receipt of written notice thereof from Sellers; provided that such 30-day period will be extended for a reasonable period of time if the breaching party is acting in good faith to cure and such delay is not materially adverse to the other party; or

            (g) by Buyer or Seller upon termination (other than in connection with Closing) of the TBA Agreement in accordance with the terms thereof.

Notwithstanding anything herein or in the TBA Agreement, the Parties agree that if on such date which is the earlier of (i) the 10th day following the date on which the FCC has released public notice of its grant of assignment of the Station's FCC Licenses to Buyer, and (ii) April 30, 2002, the parties have not obtained the necessary consents from SpectraSite to consummate the transactions contemplated hereby (including with respect to Buyer's non-assumption of the obligations described in clause (H) to the definition of Assumed Liabilities) (provided that Sellers and their Affiliates shall not be required to provide any guaranty with respect to or in connection with the obtaining of such consents, as contemplated by Section 7.6(a)(ii) of the Master Site Lease Agreement which is part of the SpectraSite Agreements or otherwise), this Agreement may be terminated by Buyer or Sellers at any time following such date until such consents from SpectraSite are obtained (provided that the failure to obtain such consents is not the result of the terminating Party's breach of this Agreement or the TBA Agreement), and such termination shall be treated as a termination pursuant to Section 11.1(d) for the purposes of Section 11.2 hereof.

      11.2 Rights on Termination; Waiver.

            (a) If this Agreement is terminated pursuant to Section 11.1(a), or 11.1(b) (and neither Seller is in material default of this Agreement) or 11.1(c) (and Buyer is not in material default of this Agreement), 11.1(d), or 11.1(g) (and neither Party is in material default under the TBA Agreement), all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other and the initial payment of $6,000,000.00 (together with interest thereon at a rate of 9% per annum) made pursuant to Section 2.2 hereof shall be returned promptly to Buyer (provided that any payment pursuant to the terms of Section 2.9 shall remain payable and shall be paid pursuant to the terms thereof).

            (b) If this Agreement is terminated (or terminable in the case of clause (i) below) by Buyer pursuant to Section 11.1(b) (and either Seller is in material default of this Agreement), pursuant to Section 11.1(e), or pursuant to
Section 11.1(g) (and Sellers are in material default under the TBA Agreement), then Buyer shall be entitled to (i) pursue the legal remedy of specific performance (in lieu of terminating this Agreement), or (ii) (A) be repaid by Sellers the initial payment of $6,000,000.00 made pursuant to Section 2.2 hereof (together with interest thereon at a rate of 9% per annum), and (B) claim and be paid an amount equal to its direct and actual damages (provided that any payment pursuant to the terms of Section 2.9 shall remain payable and shall be paid pursuant to the terms thereof).

            (c) If this Agreement is terminated by Seller pursuant to Section 11.1(c) (and Buyer is in material default of this Agreement), pursuant to
Section 11.1(f), or pursuant to Section 11.1(g) (and Buyer is in material default under the TBA Agreement), then Sellers shall be entitled to keep as its sole liquidated damages hereunder and under the TBA Agreement, the sum of $6,000,000.00 paid pursuant to Section 2.2 (provided that any payment pursuant to the terms of Section 2.9 shall remain payable and shall be paid pursuant to the terms thereof).

            (d) The parties agree that the liquidated damages provided in Sections (b) and (c) above are intended to limit the claims that a non-defaulting party hereto may have against a defaulting party hereto in the circumstances described therein. The parties acknowledge and agree that the liquidated damages provided in such Sections bear a reasonable relationship to the anticipated harm, which would be caused by a breach of this Agreement and the TBA Agreement. The parties further acknowledge and agree that the amount of actual loss caused by a breach of this Agreement is incapable and difficult of precise estimation and that there would not be a convenient and adequate alternative to liquidated damages hereunder.

      11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer, Sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Purchased Assets. Sellers agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement; provided, however, Sellers shall not be required to spend additional sums of money other than incidental expenses.

      11.4 Survival. The obligations to indemnify contained in Article IX hereof, the agreements contained herein and, as limited by Article IX hereof, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and any dissolution, merger or consolidation of Buyer or Sellers and shall bind the legal representatives, assigns and successors of Buyer and Sellers.

      11.5 Entire Agreement; Amendment; Waivers. This Agreement, the TBA Agreement and the documents required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

      11.6 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement, the TBA Agreement and consummation of the transactions contemplated hereby.

      11.7 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Sellers and their respective proper successors and permitted assigns. This Agreement (and any rights, obligations or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, assign its rights hereunder to (i) its lenders and (ii) after the Closing, to any other Person; provided further that Sellers may, without such consent, assign their rights hereunder to their lenders.

      11.8 Confidentiality.

            (a) Buyer agrees that prior to Closing, Buyer and its Affiliates, respective agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with Buyer's financing of the transaction and Buyer's investigation of the Station and its assets in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena), (i) any data or information relating to Sellers, their Affiliates, or the Station obtained from Sellers or any of its directors, officers, employees, agents or representatives in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Station which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, "Sellers' Information"). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall return to Sellers all data, information and any other written material obtained by Buyer from Sellers in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Sellers' Information to any third party or using any of Sellers' Information for its own benefit or that of any other person, other than in connection with the filing of tax returns applicable to the Purchased Assets.

            (b) Sellers agree that Sellers and their Affiliates, agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with their investigations and review of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena or in connection with obtaining any required third party consents or approvals or filing any tax returns), (i) any data or information, relating to Buyer or its Affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Station or the Buyer (including, without limitation, of the Station's operations under the TBA Agreement) which is confidential in nature and not generally known to the public (clauses (i) and (ii) together "Buyer's Information"). If the transactions contemplated in this Agreement are not consummated for any reason, Sellers shall return to Buyer all data, information and any other written material obtained by Sellers from Buyer in connection with this transaction and any copies, summaries or extracts, thereof and shall refrain from disclosing any of Buyer's Information to any third party or using any of Buyer's Information for its own benefit or that of any other person other than in connection with the filing of tax returns.

            (c) Notwithstanding any other provision to the contrary herein, the provisions of this Section 11.9 shall survive the termination of this Agreement.

      11.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, on the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

             If to Buyer:     Mission Broadcasting of Joplin, Inc.
                              544 Red Rock Drive
                              Wadsworth, Ohio 44281
                              Attention: David Smith
                              Telecopy No.: (330) 336-8454

             With a copy to (which shall not constitute notice to Buyer):

                              Arter & Hadden
                              1801 K Street, N.W.
                              Washington, D.C. 20006-1301
                              Attention: Howard M. Liberman
                              Telecopy No.: (202) 857-0172

                              Kirkland & Ellis
                              Citigroup Center
                              153 East 53rd Street
                              New York, NY 10022
                              Attention: John Kuehn
                              Telecopy No.: (212) 446-4900

             If to Sellers:   c/o GoCom Holdings, LLC
                              7621 Little Avenue, Suite 506
                              Charlotte, NC 28226
                              Attention: Ric Gorman
                              Telecopy No.: (704) 341-0945

             With a copy to (which shall not constitute notice to Sellers):

                              Wyrick Robbins Yates & Ponton LLP
                              4101 Lake Boone Trail
                              Suite 300
                              Raleigh, NC 27607
                              Attention: Stephen Brissette
                              Telecopy No.: (919) 781-4865

             And to:
                              Cohn and Marks
                              1920 N Street, Suite 300
                              Washington, D.C. 20036-1622
                              Attention: Joel Levy, Esq.
                              Telecopy No.: (202) 293-4827

      11.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      11.11 Income Tax Position. Neither Buyer nor Sellers shall take a position for income tax purposes which is inconsistent with this Agreement; provided, however that nothing contained herein shall require Buyer or Sellers to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the manner in which the transactions under this Agreement are treated.

      11.12 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

      11.13 No Reliance. Except for (i) successors and any assignees permitted by Section 11.8 of this Agreement and (ii) lenders (and their successors and assigns) providing financing for the consummation of the transactions contemplated by this Agreement:

            (a) no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Sellers contained in this Agreement; and

            (b) Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Sellers contained in this Agreement.

      11.14 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

      11.15 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

      11.16 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflict of law principles thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    "BUYER"

                                    MISSION BROADCASTING OF JOPLIN, INC.

                                    By:   /s/ David J. Smith
                                          ------------------------------
                                          Name:  David J. Smith
                                          Title: President


                                    "SELLERS"

                                    GOCOM BROADCASTING OF JOPLIN, LLC
                                    GOCOM OF JOPLIN LICENSE SUB, LLC

                                    By:   /s/ Richard L. Gorman
                                          ------------------------------
                                          Name:  Richard L. Gorman
                                          Title: President


The undersigned joins in the execution of this Agreement for the purpose of jointly, severally and directly guaranteeing to Buyer the full and prompt payment and performance of all of the indemnity obligations of Sellers under and with respect to this Agreement and the TBA Agreement.

                                    GOCOM BROADCASTING OF HUNTSVILLE, LLC


                                    By:   /s/ Richard L. Gorman
                                          ------------------------------
                                          Name:  Richard L. Gorman
                                          Title: President